Exhibit 3.08

STATE OF DELAWARE

AMENDMENT TO THE CERTIFICATE OF

LIMITED PARTNERSHIP

The undersigned, desiring to amend the Certificate of Limited Partnership pursuant to the provisions of Section 17-202 of the Revised Uniform Limited Partnership Act of the State of Delaware, does hereby certify as follows:

FIRST: The name of the Limited Partnership is Morgan Stanley Smith Barney Spectrum Currency and Commodity L.P.

SECOND: Article 1 of the Certificate of Limited Partnership shall be amended as follows:

The name of the limited partnership is Ceres Tactical Currency L.P.

IN WITNESS WHEREOF, the undersigned executed this Amendment to the Certificate of Limited Partnership on this 1st day of November, A.D. 2016.

Ceres Managed Futures LLC, Gen Partner

By:	/s/ Patrick T. Egan
General Partner(s)

Name:	Patrick T. Egan, Authorized Person
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